Exhibit 3.1

FIRST CERTIFICATE OF AMENDMENT
TO

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF

ALLARITY THERAPEUTICS, INC.

Allarity Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation (the “Board”) previously adopted a resolution designating a series of twenty thousand (20,000) shares of preferred stock as “Series A Convertible Preferred Stock,” and the original Certificate of Designations of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on December 14, 2021, as amended on November 22, 2023, and which was amended and restated on April 21, 2023.

SECOND: That this First Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (this “Certificate of Amendment”) amends certain provisions of the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on April 21, 2023.

THIRD: The Board has duly adopted resolutions approving the following amendment to the Certificate of Designations in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware, wherein the Board declared the amendment to be advisable and recommended that the stockholders of the Corporation entitled to vote thereon likewise adopt and approve the amendment.

FOURTH: The requisite holders of the Series A Convertible Preferred Stock have duly approved this Amendment in accordance with Sections 242 and 228 of the DGCL and Section 30 of the Certificate of Designation.

FIFTH: Section 12 of Certificate of Designations is hereby amended and restated in its entirety as follows:

Section 12. Voting Rights.

(a)	Voting Rights. Subject to the limitations specified in Section 4(d) hereof and in addition to Sections 12(c) and 12(d), holders of Preferred Shares shall have the right to vote on all matters presented to the stockholders for approval together with the shares of Common Stock, voting together as a single class, on an “as converted” basis using the “Conversion Price” as set forth in Section 4(b)(ii) hereof (rounded down to the nearest whole number and using the record date for determining the stockholders of the Company eligible to vote on such matters), except as required by law (including, without limitation, the DGCL) or as otherwise expressly provided in the Certificate of Incorporation or this Certification of Designations. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL. To the extent that under the DGCL the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders represented at a duly held meeting at which a quorum is present or by written consent of the Required Holders (except as otherwise may be required under the DGCL), shall constitute the approval of such action by both the class or the series, as applicable.

(b)	Defined Terms. For purposes of Section 12(c),

“Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on Reverse Stock Split.

“Amendment” means, collectively, the amendment to the Corporation’s certificate of incorporation, as in effect at such time, to, after the date hereof effect the Reverse Stock Split in accordance with the terms hereof.

“Reverse Stock Split Proposal” means the proposal to approve a reverse stock split of the Corporation’s issued and outstanding Common Stock that, subject to the affirmative vote or consent of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, is effected by the Corporation, following the next meeting of the Corporation’s stockholders after the date hereof, by the filing of the Amendment with and acceptance by the Secretary of State of the State of Delaware.

(c)	Voting Rights; Adjournment Proposal, Amendment; Reverse Stock Split Proposal.

(i) For purposes of determining the presence of a quorum and casting votes at any meeting of the stockholders of the Corporation at which the shares of Series A Preferred Stock are entitled to vote with respect to the Adjournment Proposal, the Reverse Stock Split Proposal and any Amendment Proposal, the number of shares of Series A Preferred Stock and votes represented by such shares shall be determined and counted in accordance with this Section 12(c) of this Certificate of Designations, subject to any limitations on conversion set forth in Section 4(d).

(ii) Subject to the election by the Board of Directors to exercise the voting rights set forth in Section 12(c)(iii), each share of Series A Preferred Stock shall entitle the holder thereof (a) to vote exclusively with respect to the Amendment and the Reverse Stock Split Proposal (and the Series A Preferred Stock shall not be entitled to vote on any other matter except to the extent required under the General Corporation Law of the State of Delaware or provided herein) and (b) to a number of votes per each share of Series A Preferred Stock determined by the quotient of (x) the sum of (1) the original aggregated stated value of the Series A Preferred Stock when originally issued on December 20, 2021 (calculated based on the original stated value of $1,000 of the Series A Preferred Stock multiplied by 20,000 shares of Series A Preferred Stock) and (2) $1,200,000, which represents the Purchase Price of the Series C Convertible Redeemable Preferred Stock when originally issued; divided by (y) the then current Conversion Price (initially, $0.75), as set forth in Section 4(b)(ii) of this Certificate of Designation, which shall be allocated ratably to all Series A Preferred Stock issued and outstanding on the record date for such meeting and shall, except as required by law, vote together with the Common Stock and any other issued and outstanding shares of preferred stock of the Corporation that are entitled to vote thereon, as a single class. Provided that the Board of Directors, or its authorized proxy, has elected to cast the votes created in this Section 12(c)(ii) in accordance with Section 12(c)(iii) hereof, the vote of each share of Series A Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split Proposal, the Amendment, or the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) or Series A Preferred Stock cast on the Reverse Stock Split Proposal, the Amendment and the Adjournment Proposal or such other matter, as applicable, without giving effect to the voting power created by this Section 12(c)(ii).

(iii) The power to vote, or not to vote, the votes created by Section 12(c)(ii) shall be vested solely and exclusively in the Board of Directors, or its authorized proxy. If the Board of Directors, or its authorized proxy, decides to vote any votes created by Section 12(c)(ii), it must vote all votes created by Section 12(c)(ii) in accordance with the provisions of Section 12(c)(ii).

Notwithstanding the foregoing, in addition, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend the Corporation’s certificate of incorporation or other charter documents of the Corporation in a manner adverse to the Holders, (c) increase the number of authorized shares of Series A Preferred Stock, (d) effectuate the Amendment, (e) effectuate the Reverse Stock Split Proposal, or (f) enter into any agreement with respect to any of the foregoing. To be free from doubt, the vote or consent of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock contemplated by this paragraph, is in addition to any other consent or approval of the Holders of the Series A Preferred Stock set forth elsewhere in this Certificate of Amendment in order to effectuate any Reverse Stock Split Proposal and Amendment authorized by the stockholders.

(d)	Termination. The rights granted under Sections 12(b) and 12(c) shall terminate on July 31, 2023.

SIXTH: That this Certificate of Amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Certificate of Designations.

SEVENTH: All other provisions of the Certificate of Designations shall remain in full force and effect.

EIGHT: This Certificate of Amendment shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name on its behalf by its duly authorized officer as of the 30th of May, 2023.

Allarity Therapeutics, Inc.

By:	/s/ James G. Cullem
James G. Cullem
Chief Executive Officer

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